 The reporting person entered into two pre-paid variable share forward contracts on May 25,
2005 relating to an aggregate of 300,000 shares of common stock (the "Common Stock") of Red
Robin Gourmet Burgers, Inc.  The contracts were completed on June 6, 2005.  Under the contracts, in exchange for cash in the amount of $14,086,341.30, the reporting person agreed to deliver a number of shares of the Common Stock on November 17, 2006, and on May 25, 2007 (or an earlier date if the contract is terminated early) pursuant to the following formula:

Contract expiring November 17, 2006

 (i) if the price of the Common Stock on November 17, 2006 (the "November Final Price") is
less than $52.19 (the "Floor Price"), 150,000 shares; (ii) if the November Final Price is less than
$63.18 (the "November Cap Price"), but greater than or equal to the Floor Price, then a number of shares equal to 150,000 times the Floor Price divided by the November Final Price; or (iii) if the
November Final Price is greater than the November Cap Price, then a number of shares equal to
150,000 multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the November Final Price and the November Cap Price, and the denominator of which is the Final Price.  Alternatively, the reporting person has the option to cash settle the contract, with the cash settlement amount being equal to the number of shares to be delivered times the
November Final Price.

Contract expiring May 25, 2007

 (i) if the price of the Common Stock on May 25, 2007 (the "May Final Price") is less than
$52.19 (the "Floor Price"), 150,000 shares; (ii) if the May Final Price is less than $65.93 (the "May
Cap Price"), but greater than or equal to the Floor Price, then a number of shares equal to 150,000 times the Floor Price divided by the May Final Price; or (iii) if the May Final Price is greater than the
May Cap Price, then a number of shares equal to 150,000 multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the May Final Price and the May Cap
Price, and the denominator of which is the Final Price.  Alternatively, the reporting person has the option to cash settle the contract, with the cash settlement amount being equal to the number of shares to be delivered times the May Final Price.